Exhibit 99.1

AEO Inc. Reports Record Second Quarter Revenue and Meaningful Operating Margin Expansion; Updates Full-Year Operating Income Outlook to the High-End of Prior Guidance

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Record second quarter revenue of $1.3 billion, rose 8% to last year
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Operating profit of $101 million, up 55% to last year
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Aerie achieved all-time high second quarter revenue, with comps up 4%
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American Eagle continued to see strong momentum, with comps increasing 5%
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Updates full-year operating income outlook to $455 to $465 million, the high-end of prior guidance range

August 29, 2024

PITTSBURGH -- (BUSINESS WIRE) – American Eagle Outfitters, Inc. (NYSE: AEO) today announced financial results for the second quarter fiscal 2024 ended August 3, 2024.

“Our Powering Profitable Growth strategy is off to a great start, locking in a strong first half and setting us on track to achieve the high end of our prior operating profit outlook for 2024. The second quarter marked our sixth consecutive quarter of record revenue and we successfully leveraged our cost base – advancing a number of strategic priorities to fuel growth across brands and channels and drive operating efficiencies,” commented Jay Schottenstein, AEO’s Executive Chairman of the Board and Chief Executive Officer.

“I am pleased with the positive reception we’ve seen to our early Fall collections. Our winning formula of outstanding quality and style offered at a great value remains a cornerstone of our brands, positioning us perfectly for today’s consumers. In a dynamic macroeconomic environment, we will remain disciplined and focused on delivering profitable growth and long-term shareholder value,” he continued.

Second Quarter 2024 Results:

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Second quarter 2024 results are presented for the 13 weeks ended August 3, 2024 compared to the 13 weeks ended July 29, 2023. Comparable sales metrics are presented for the 13 weeks ended August 3, 2024 compared to the 13 weeks ended August 5, 2023.

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Total net revenue of $1.3 billion rose 8%. This included an approximately $55 million positive impact from the retail calendar shift.
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Store revenue rose 7%. Digital revenue increased 12%.
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Aerie revenue of $416 million rose 9%, with comp sales up 4%. American Eagle revenue of $828 million increased 8%, with comp sales growing 5%.
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Gross profit of $499 million increased 10%, reflecting a gross margin rate of 38.6%, expanding 90 basis points. Merchandise margins increased, led by favorable product costs. Gross margin expansion also reflected leverage on expenses, primarily in rent and digital delivery costs.
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Selling, general and administrative expense of $345 million was up 4% and leveraged 90 basis points. The improvement was driven by leverage across compensation, including incentive costs, store and corporate payroll. Professional fees and services and supplies and maintenance costs, also improved as a rate to revenue.
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Operating income of $101 million increased 55%. This included an approximately $20 million positive impact from the retail calendar shift. The operating margin expanded 240 basis points to 7.8%.
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Diluted earnings per share was $0.39. Average diluted shares outstanding were 198 million.

Inventory

Total ending inventory increased 4% to $664 million. Inventory levels are healthy and well positioned for the balance of the season.

Shareholder Returns

In the second quarter, the company returned $120 million in cash to shareholders, bringing year-to-date returns to $180 million. This included 4.5 million shares repurchased in the second quarter for $96 million, bringing year-to-date repurchases to 6 million shares and $131 million. The company continues to have 24 million shares remaining for repurchase under the current authorization.

Additionally, the company paid a quarterly cash dividend of $0.125 per share, or approximately $24 million, bringing year-to-date cash dividends to $49 million.

Capital Expenditures

Capital expenditures totaled $61 million in the second quarter and $97 million year-to-date. For fiscal 2024, management continues to expect capital expenditures to approximate $200 to $250 million.

Outlook

For the third quarter, the company expects operating income to be in the range of $120 to $125 million. This reflects approximately $20 million of profit that shifted into the second quarter from the third quarter, due to the retail calendar. The company expects comparable sales to increase in the range of 3% to 4%, with total revenue flat to up slightly, also reflecting the impact from the retail calendar. SG&A is expected to leverage, with dollars down slightly, driven by efficiencies across key focus areas.

For the year, the company is updating its operating income outlook to $455 to $465 million, the high end of prior guidance. The company expects comparable sales to increase approximately 4%, with total revenue up 2% to 3%, including the impact from one less selling week, as previously discussed.

Webcast and Supplemental Financial Information

Management will host a conference call and real time webcast today at 11:00 am Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to www.aeo-inc.com to access the webcast and audio replay. Additionally, a financial results presentation is posted on the company’s website.

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About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle® and Aerie® brands. Our purpose is to show the world that there’s REAL power in the optimism of youth. The company operates stores in the United States, Canada, Mexico and Hong Kong and ships to approximately 80 countries worldwide through its websites. American Eagle and Aerie merchandise also is available at more than 300 international locations operated by licensees in approximately 30 countries. To learn more about AEO and the company’s commitment to Planet, People and Practices, please visit www.aeo-inc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release and related statements by management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which represent management’s expectations or beliefs concerning future events, including, without limitation, third fiscal quarter and annual fiscal 2024 results. Words such as “outlook,” "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," “may,” “potential,” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. All forward-looking statements made by the company are inherently uncertain because they are based on assumptions and expectations concerning future events and are subject to change based on many important factors, some of which may be beyond the company’s control. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise and even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. The following factors, in addition to the risks disclosed in Item 1A., Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended February 3, 2024 and in any other filings that we may make with the Securities and Exchange Commission, in some cases have affected, and in the future could affect, the company's financial performance and could cause actual results to differ materially from those expressed or implied in any of the forward-looking statements included in this release or otherwise made by management: the risk that the company’s operating, financial and capital plans may not be achieved; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately; seasonality of our business; our inability to achieve planned store financial performance; our inability to react to raw material cost, labor and energy cost increases; our inability to gain market share in the face of declining shopping center traffic; our inability to respond to changes in e-commerce and leverage omni-channel demands; our inability to expand internationally; difficulty with our international merchandise sourcing strategies; challenges with information technology systems, including safeguarding against security breaches; and global economic, public health, social, political and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, which could have a material adverse effect on our business, results of operations and liquidity.

The use of the “company,” “AEO,” “we,” "us," and “our” in this release refers to American Eagle Outfitters, Inc.

CONTACT:

Line Media

412-432-3300

LineMedia@ae.com

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; Dollars in thousands)
	August 3, 2024	July 29, 2023
Assets
Current assets:
Cash and cash equivalents	$191,837	$175,315
Merchandise inventory	663,659	636,972
Accounts receivable, net	231,750	271,333
Prepaid expenses and other	161,199	117,871
Total current assets	1,248,445	1,201,491
Operating lease right-of-use assets	1,153,354	1,038,505
Property and equipment, at cost, net of accumulated depreciation	722,193	758,736
Goodwill, net	225,213	264,964
Non-current deferred income taxes	87,245	21,990
Intangible assets, net	44,241	90,312
Other assets	59,625	55,909
Total assets	$3,540,316	$3,431,907
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$259,734	$238,660
Current portion of operating lease liabilities	307,570	309,517
Accrued compensation and payroll taxes	55,441	74,509
Unredeemed gift cards and gift certificates	51,791	51,156
Accrued income and other taxes	41,631	17,372
Other current liabilities and accrued expenses	78,219	71,262
Total current liabilities	794,386	762,476
Non-current liabilities:
Non-current operating lease liabilities	1,015,455	970,862
Long-term debt, net	—	3,225
Other non-current liabilities	36,109	22,345
Total non-current liabilities	1,051,564	996,432
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock	—	—
Common stock	2,496	2,496
Contributed capital	353,608	334,447
Accumulated other comprehensive loss	(39,271)	(11,566)
Retained earnings	2,320,348	2,158,294
Treasury stock	(942,815)	(810,672)
Total stockholders’ equity	1,694,366	1,672,999
Total liabilities and stockholders’ equity	$3,540,316	$3,431,907

Current Ratio	1.57	1.58

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; Dollars and shares in thousands, except per share amounts)
	GAAP Basis
	13 Weeks Ended
	August 3, 2024		July 29, 2023
	(In thousands)	(Percentage of revenue)	(In thousands)	(Percentage of revenue)
Total net revenue	$1,291,058	100.0%	$1,200,879	100.0%
Cost of sales, including certain buying, occupancy and warehouse expenses	792,162	61.4	747,863	62.3
Gross profit	498,896	38.6	453,016	37.7
Selling, general and administrative expenses	345,313	26.7	331,872	27.6
Depreciation and amortization expense	52,474	4.1	55,854	4.7
Operating income	101,109	7.8	65,290	5.4
Interest (income) expense, net	(730)	(0.1)	951	0.1
Other (income), net	(1,715)	(0.1)	(2,150)	(0.2)
Income before income taxes	$103,554	8.0	$66,489	5.5
Provision for income taxes	26,290	2.0	17,919	1.5
Net income	$77,264	6.0%	$48,570	4.0%

Net income per basic share	$0.40		$0.25
Net income per diluted share	$0.39		$0.25

Weighted average common shares outstanding - basic	193,661		195,329
Weighted average common shares outstanding - diluted	197,757		196,103

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; Dollars and shares in thousands, except per share amounts)
	GAAP Basis
	26 Weeks Ended
	August 3, 2024		July 29, 2023
	(In thousands)	(Percentage of revenue)	(In thousands)	(Percentage of revenue)
Total net revenue	$2,434,925	100.0%	$2,281,805	100.0%
Cost of sales, including certain buying, occupancy and warehouse expenses	1,471,791	60.5	1,415,610	62.0
Gross profit	963,134	39.5	866,195	38.0
Selling, general and administrative expenses	678,806	27.9	644,217	28.2
Impairment, restructuring, and other charges	-	0.0	21,275	1.0
Depreciation and amortization expense	105,384	4.3	112,582	4.9
Operating income	178,944	7.3	88,121	3.9
Interest (income) expense, net	(4,168)	(0.2)	1,642	0.1
Other (income), net	(3,111)	(0.1)	(5,461)	(0.2)
Income before income taxes	$186,223	7.6	$91,940	4.0
Provision for income taxes	41,209	1.6	24,918	1.1
Net income	$145,014	6.0%	$67,022	2.9%

Net income per basic share	$0.74		$0.34
Net income per diluted share	$0.73		$0.34

Weighted average common shares outstanding - basic	195,048		195,214
Weighted average common shares outstanding - diluted	199,406		196,822

AMERICAN EAGLE OUTFITTERS, INC.
NET REVENUE BY SEGMENT
(Unaudited; Dollars in thousands)
	13 Weeks Ended		26 Weeks Ended
	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
Net Revenue:
American Eagle	$827,638	$767,018	$1,552,382	$1,438,110
Aerie	415,646	380,413	788,298	739,495
Other	57,457	108,318	112,441	217,675
Intersegment Elimination	(9,683)	(54,870)	(18,196)	(113,475)
Total Net Revenue	$1,291,058	$1,200,879	$2,434,925	$2,281,805

AMERICAN EAGLE OUTFITTERS, INC.
STORE INFORMATION
(Unaudited)
	13 Weeks Ended	26 Weeks Ended
	August 3, 2024	August 3, 2024
Consolidated stores at beginning of period	1,173	1,182
Consolidated stores opened during the period
AE Brand (1)	3	6
Aerie (incl. OFFL/NE) (2)	9	10
Todd Snyder	2	2
Unsubscribed	-	-
Consolidated stores closed during the period
AE Brand (1)	(6)	(14)
Aerie (incl. OFFL/NE) (2)	(3)	(7)
Unsubscribed	-	(1)
Total consolidated stores at end of period	1,178	1,178

Stores by Brand
AE Brand (1)	843
Aerie (incl. OFFL/NE) (2)	313
Todd Snyder	17
Unsubscribed	5
Total consolidated stores at end of period	1,178

Total gross square footage at end of period (in '000)	7,240	7,240

International license locations at end of period (3)	313	313

(1) AE Brand includes AE stand alone locations, AE/Aerie side-by side locations, AE/OFFL/NE side-by-side locations, and AE/Aerie/OFFL/NE side-by-side locations.
(2) Aerie (incl. OFFL/NE) includes Aerie stand alone locations, OFFL/NE stand alone locations, and Aerie/OFFL/NE side-by-side locations.
(3) International license locations (retail stores and concessions) are not included in the consolidated store data or the total gross square footage calculation.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including consolidated adjusted operating income, excluding non-GAAP items. This financial measure is not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Management believes that this non-GAAP information is useful for an alternate presentation of the company’s performance, when reviewed in conjunction with the company’s GAAP consolidated financial statements and provides a higher degree of transparency. 'These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view these non-GAAP financial measures in conjunction with the related GAAP financial measures.

The following table reconciles the GAAP financial measures to the non-GAAP financial measures discussed above. The Fiscal 2023 adjustments relate to certain inventory provisions, asset impairments, restructuring and other charges recognized in relation to Quiet Platforms, as well as the company’s international and corporate operations. Please refer to Note 16. “Impairment, Restructuring and Other Charges,” to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2024 for further information on the nature of these amounts.

AMERICAN EAGLE OUTFITTERS, INC.
53 Weeks Ended February 3, 2024
(Dollars in thousands)
Operating
Income
GAAP Basis	$222,717
% of Revenue	4.2%

Add: Impairment, Restructuring and Other Charges	$152,645

Non-GAAP Basis	$375,362
% of Revenue	7.1%